Exhibit 99.1

News Release

AXCELIS ANNOUNCES FINANCIAL RESULTS FOR FIRST QUARTER 2016

Company Reports Solid Quarterly Results and Significant Market Share Gains Driven by Purion Platform

BEVERLY, Mass. — May 2, 2016—Axcelis Technologies, Inc. (Nasdaq: ACLS) today announced financial results for the first quarter ended March 31, 2016.

Highlights for the quarter include:

•                  Total revenues of $67.5 million were above guidance:

•                  System revenues of $37 million.

•                  Operating profit of $2.5 million.

•                  Net income of $1.9 million or $0.02 per share.

•                  Increased Axcelis market share:

•                  Increased total market share to 18.3% in 2015 up from 12.4% in 2014.

•                  Doubled high current market share from 6% in 2014 to 12.4% in 2015, driven by the Purion H, the fastest growing new product in Axcelis history.

The Company reported first quarter revenue of $67.5 million, compared to $70.5 million for the fourth quarter of 2015. Operating profit for the quarter was $2.5 million, compared to $2.4 million for the fourth quarter. Net income for the quarter was $1.9 million, or $0.02 per share. This compares to net income for the fourth quarter of 2015 of $0.8 million, or $0.01 per share. Cash, cash equivalents and restricted cash were $74.4 million at March 31, 2016, compared to $85.8 million on December 31, 2015.

“We’re pleased with our execution against strategic initiatives in the first quarter that will continue to drive Purion platform market share gains in 2016,” said President and CEO Mary Puma. “We remain focused on broadening our customer base, driving gross margin improvements and delivering stronger financial performance in the second half of 2016.”

Business Outlook
For the second quarter ending June 30, 2016, Axcelis expects similar financial results as in the first quarter, with revenues to be in the mid $60 million range. Gross margin in the second quarter is expected to be in the mid 30% range. Second quarter operating profit is forecasted to be approximately $1-2 million with breakeven to $0.01 earnings per share.

First Quarter 2016 Conference Call

The Company will host a conference call today, Monday, May 2, 2016 at 5:00 pm ET, to discuss results for the first quarter 2016.  The call will be available to interested listeners via an audio webcast that can be accessed through the Investors page of Axcelis’ website at www.axcelis.com, or by dialing 866.588.8911 (707.294.1561 outside North America). Participants calling into the conference call will be requested to provide the company name, Axcelis Technologies, and pass code: 82784852. Webcast replays will be available for 30 days following the call.

Safe Harbor Statement

This press release and the conference call contain forward-looking statements under the SEC safe harbor provisions. These statements, which include our guidance for future financial performance, are based on management’s current expectations and should be viewed with caution. They are subject to various risks and uncertainties, many of which are outside the control of the Company, including the timing of orders and shipments, the conversion of orders to revenue in any particular quarter, or at all, the continuing demand for semiconductor equipment, relative market growth, continuity of business relationships with and purchases by major customers, competitive pressure on sales and pricing, increases in material and other production costs that cannot be recouped in product pricing and global economic, political and financial conditions. These risks and other risk factors relating to Axcelis are described more fully in the most recent Form 10-K filed by Axcelis and in other documents filed from time to time with the Securities and Exchange Commission.

About Axcelis:

Axcelis (Nasdaq: ACLS), headquartered in Beverly, Mass., has been providing innovative, high-productivity solutions for the semiconductor industry for over 35 years. Axcelis is dedicated to developing enabling process applications through the design, manufacture and complete life cycle support of ion implantation systems, one of the most critical and enabling steps in the IC manufacturing process. Learn more about Axcelis at www.axcelis.com.

Company Contacts

Investor Relations:

Doug Lawson

978.787.9552

Editorial/Media:

Maureen Hart

978.787.4266

Axcelis Technologies, Inc.

Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three months ended March 31,
	2016	2015

Revenue:
Product	$62,175	$67,530
Services	5,346	5,753
Total revenue	67,521	73,283
Cost of Revenue:
Product	40,263	45,185
Services	3,842	4,718
Total cost of revenue	44,105	49,903

Gross profit	23,416	23,380

Operating expenses:
Research and development	8,636	8,199
Sales and marketing	5,960	5,628
General and administrative	6,042	6,101
Restructuring charges	282	10
Total operating expenses	20,920	19,938

Income from operations	2,496	3,442

Other (expense) income:
Interest income	54	3
Interest expense	(1,047)	(1,043)
Other, net	(59)	(433)
Total other (expense) income	(1,052)	(1,473)

Income before income taxes	1,444	1,969

Income tax (benefit) provision	(504)	101

Net income	$1,948	$1,868

Net income per share:
Basic	$0.02	$0.02
Diluted	$0.02	$0.02

Shares used in computing net income per share:
Basic weighted average common shares	116,152	113,152
Diluted weighted average common shares	122,078	118,720

Axcelis Technologies, Inc.

Consolidated Balance Sheets

(In thousands, except per share amounts)

(Unaudited)

	March 31,	December 31,
	2016	2015

ASSETS
Cash and cash equivalents	$67,571	$78,889
Accounts receivable, net	47,471	36,868
Inventories, net	115,165	115,904
Prepaid expenses and other assets	25,267	19,652
Property, plant and equipment, net	30,997	30,031
Restricted cash	6,863	6,936
Total assets	$293,334	$288,280

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$21,700	$19,849
Accrued compensation	8,477	9,059
Warranty	3,535	3,555
Income taxes	177	143
Deferred revenue	8,786	8,542
Sale leaseback obligation	47,586	47,586
Other liabilities	8,758	9,286
Total liabilities	99,019	98,020

Commitments and contingencies Stockholders’ equity:
Preferred stock, $0.001 par value, 30,000 shares authorized; none issued or outstanding	—	—
Common stock, $0.001 par value, 300,000 shares authorized; 116,356 shares issued and 116,237 shares outstanding at March 31, 2016; 116,101 shares issued and 115,981 shares outstanding at December 31, 2015	116	116
Additional paid-in capital	530,034	529,002
Treasury stock, at cost, 120 shares at March 31,2016 and December 31, 2015	(1,218)	(1,218)
Accumulated deficit	(334,261)	(336,209)
Accumulated other comprehensive loss	(356)	(1,431)
Total stockholders’ equity	194,315	190,260
Total liabilities and stockholders’ equity	$293,334	$288,280